Exhibit 10.5

DUKE ENERGY CORPORATION DIRECTOR COMPENSATION PROGRAM SUMMARY

Effective May 5, 2022, the compensation paid to our outside directors will consist of:

Type of Fee	Fee
Annual Board Retainer (Cash)	$125,000
Annual Board Retainer (Stock)	$175,000
Annual Non-Executive Chairman of the Board Retainer, if applicable	$100,000
Annual Lead Director Retainer, if applicable	$40,000
Annual Audit Committee Chair Retainer	$25,000
Annual Compensation & People Development Committee Chair/Nuclear Oversight Committee Chair Retainer	$20,000
Annual Committee Chair Retainer (Other Committees)	$15,000
Additional Annual Board Retainer (Cash) (up to one) If director meets one or more of the following during the calendar year: - Serves as a member of a special committee - Attends (in person) more than two offsite committee meetings (excluding the annual Board retreat) - Attends more than thirty (30) meetings of the Board and its regular standing committees	$10,000